EXHIBIT 23.1


                         INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
HomeGold Financial, Inc.

     We consent to incorporation by reference in the registration statements on Form S-8 (No. 333-07925) 1995 Director Stock Option Plan Stock Plan, (No. 333-07927) 1995 Restricted Stock Agreement Plan, (No. 333-07923) 1995 Employee Stock Option Plan, as amended by S-8 No. 333,58861, (No. 333-20179) Employee Stock Purchase Plan of HomeGold Financial, Inc. and the S-8 filed on or about June 11, 2002 (333-XXXXX) amending the HomeGold Financial, Inc. 1995 Employee and Officer Stock Option Plan and the HomeGold Financial, Inc. Employee Stock Purchase Plan to increase the issuable shares under the Plans by a total of 900,000 shares of our report dated April 8, 2002, relating to the consolidated balance sheets of HomeGold Financial, Inc. and subsidiaries (the "Company") as of December 31, 2001 and 2000 and the related consolidated statements of operations, shareholders deficit and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the 2001 Annual Report on Form 10-K of the Company.

                                 /s/ Elliott Davis LLC


Elliott Davis, LLC
Greenville, South Carolina
June 11, 2002